UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 5, 2011
(Date of earliest event reported)

STEVEN MADDEN, LTD.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

    On May 5, 2011, Steven Madden, Ltd. (the “Company”) issued a press release, furnished as Exhibit 99.1 and incorporated in this Item 2.02 by reference, announcing the Company’s financial results for the quarter ended March 31, 2011.

    The information contained in this Current Report on Form 8-K pursuant to Item 2.02, including Exhibit 99.1, is being furnished, and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18. Furthermore, the information contained in this Current Report on Form 8-K pursuant to Item 2.02, including Exhibit 99.1, shall not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of the information in this Report is not intended to, and does not, constitute a determination or admission by the Company that the information in this Report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 8.01.	Other Events.

    The Company has declared a 3-for-2 stock split, to be effected in the form of a stock dividend, on the Company’s issued and outstanding common stock, par value $0.0001 (the “Common Stock”). As a result of the stock split, stockholders of record as of the close of business on May 20, 2011 (the “Record Date”) will receive one additional share of Common Stock for every two shares of Common Stock held. Stockholders will receive cash in lieu of any fractional shares of Common Stock that they would otherwise have been entitled to receive in connection with the dividend. The price paid for fractional shares will be based on the closing price of the Common Stock on the Record Date, as reported by the Nasdaq Global Select Market. The dividend will be payable on or about May 31, 2011 to stockholders of record as of the Record Date.

    On May 5, 2011, the Company issued a press release in which it announced the stock split. The full text of the press release containing the announcement of the stock split is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit	Description

99.1	Press Release, dated May 5, 2011, issued by Steven Madden, Ltd.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2011

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld
Edward R. Rosenfeld
Chief Executive Officer